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                                   Exhibit 99.1

   Press Release dated March 13, 1998 in relation to the joint venture agreement between EPL Technologies, Inc. and American National Can Company
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CONTACT:

EPL Technologies, Inc.                       [EPL TECHNOLOGIES, INC. LETTERHEAD]
Investor Relations Department, Philadelphia
Timothy B. Owen, Secretary and Treasurer
Bruce M. Crowell, Chief Financial Officer
(610) 521-4400



FOR IMMEDIATE RELEASE


  EPL TECHNOLOGIES AND AMERICAN NATIONAL CAN COMPANY ENTER INTO A JOINT VENTURE AGREEMENT, JOINING FORCES TO OFFER THEIR PROPRIETARY FLEXIBLE PACKAGING PRODUCTS
                     TO THE U.S. MARKET FOR FRESH PRODUCE.


Philadelphia, PA -- March 13, 1998 -- EPL Technologies, Inc. (NASDAQ:EPTG) announced today that EPL and American National Can Company (ANC) have entered into an agreement to create a joint venture company to market flexible packaging systems for the U.S. fresh produce market.

ANC, a major supplier of packaging materials and containers in the US, is a US subsidiary of Paris, France-based Pechiney (NYSE:PY), an international packaging group with reported annual revenues of approximately FF69,745 million ($11.47billion @FF6.08=$1.00).

It is anticipated that the new company, ANC-RESPIRE LLC, will develop, manufacture, market, promote and sell variety-specific, proprietary and other packaging products to the fresh produce industry under a new brand name - "ANC-RESPIRE". RESPIRE(R) is EPL's federally registered trademarked brand name for its line of variety-specific, fresh-cut produce packaging systems which include film manufactured by outside vendors in accordance with EPL's specifications. EPL believes that the amount of fresh-cut produce packaged in the U.S. will grow substantially by the year 2000 due to recent, rapid growth of the fresh-cut segment of the produce industry and the increasing shift in the industry's distribution from foodservice to retail.

EPL, through its "EPL Flexible Packaging" subsidiaries, has developed a range of flexible packaging products, some of which utilize proprietary perforating technologies. These flexible packaging products are marketed under the RESPIRE(R) brand name for fresh-cut produce and EPL Flexible Packaging for other markets. EPL and ANC will have equal ownership interests in the venture and intend to introduce perforated film into the fresh produce market as the first of a broad range of products designed to capitalize on the combined expertise of EPL and ANC.



                                      - more-
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EPL Technologies, Inc.
March 13, 1998
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The joint venture agreement has an initial three-year term and can be extended by mutual agreement of the parties.

EPL believes that the new joint venture company will have competitive advantages derived from the respective technologies and customer relationships of each partner.

Paul L. Devine, Chairman, President and Chief Executive Officer of EPL stated:
"We believe that the significant manufacturing capability of ANC and its knowledge of packaging technology, when combined with EPL's variety-specific know-how and experience in produce microbiology and related packaging requirements, represents an enhanced capability to begin to penetrate an established and rapidly growing market."

EPL Technologies, Inc. develops, manufactures and markets proprietary processing aids, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.

The expectations expressed herein regarding the prospects for marketing flexible packaging systems in a joint venture between EPL and ANC are forward-looking statements and, as such, the actual results of such activities may vary materially from expectations. Meaningful factors that may affect the results of such efforts include, but are not limited to, delays or difficulties in joint marketing or market penetration, technical issues in producing products and systems for fresh-cut produce, possible inefficiencies between the parties in operating the joint venture or responding to market opportunities, changes in price structure and other matters. There can be no assurance that the joint venture company will operate profitably.

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